Exhibit 99.1

                                 Press Release

HOWELL, NEW JERSEY: Surety Holdings Corp., a publicly traded company (SHDC) which is primarily engaged through a wholly owned subsidiary in the development of property in Hawaii, including a hotel, golf course and resort homes, announced that it acquired the assets of Millennium Sports Entertainment, LLC, of Tannersville, New York ("Millennium") which had not yet commenced operations. In connection with the acquisition of the memorabilia, Surety created a wholly owned subsidiary, Millennium Sports & Entertainment, Inc. through which it hopes to capitalize on the growth in the business of sports and entertainment related mementos. The officers of Millennium are Nat Manzella, Michael Radcliffe and Dennis Radcliffe. Surety spokesperson Bob Knapp stated "Millennium's business is not only exciting but also growth oriented. I believe that Surety's diversification into another business will enhance the value of the Company for the benefit of its shareholders".

For further information please contact Bob Knapp at 732-762-1351.

These  communications  are  forward  looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to the Company's expectations hopes, beliefs, intentions, goals or strategies regarding the future and are based on certain underlying assumptions by the Company. Such assumptions are, in turn, based on information available and internal estimates and analyses of general economic conditions, competitive factors, conditions specific to the property, and other factors. Actual results could differ materially from those in forward looking statements. The Company assumes no obligation to update any such statements. A review should be made of the various risks, uncertainties and other factors listed from time to time in the Company's Securities and Exchange Commission filings.